Form 10-K, Exhibit 13
period 1998-12-31
SECURITY FIRST TECHNOLOGIES CORP
filed 1999-03-31
CIK 1063254

                                                                    EXHIBIT 13.1

                    SECURITY FIRST TECHNOLOGIES CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SECURITY FIRST TECHNOLOGIES CORPORATION

Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................  F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income (Loss) for the years ended December
  31, 1996, 1997 and 1998...................................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................  F-7
Notes to Consolidated Financial Statements for the years
  ended December 31, 1996, 1997
  and 1998..................................................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Security First Technologies Corporation:

We have audited the accompanying consolidated balance sheets of Security First Technologies Corporation and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security First Technologies Corporation and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                              KPMG LLP

Atlanta, Georgia
February 4, 1999

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                                                (IN THOUSANDS,
                                                               EXCEPT SHARE AND
                                                                PER SHARE DATA)
ASSETS
Current assets:
Cash and cash equivalents...................................  $  3,137   $ 14,504
Investment securities available for sale (cost of $16,759 at
  December 31, 1997 and $1,800 at December 31, 1998,
  respectively) (note 4)....................................    16,814      3,936
Accounts receivable, net of allowance for doubtful accounts
  of $257 at December 31, 1997 and $415 at December 31,
  1998......................................................     4,633     17,520
Other current assets........................................       531      1,310
                                                              --------   --------
  Total current assets......................................    25,115     37,270
Premises and equipment, net (note 5)........................     5,797      5,355
Intangible assets, net (note 1).............................     4,622      2,914
  Other assets..............................................       658      2,754
                                                              --------   --------
  Total assets..............................................  $ 36,192   $ 48,293
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................  $    486   $  3,232
Accrued expenses............................................     1,550      4,386
Deferred revenues...........................................     6,659     10,378
Current portion of capital lease obligation (note 8)........        --        875
                                                              --------   --------
  Total current liabilities.................................     8,695     18,871
Deferred revenues...........................................     2,357     12,034
Capital lease obligation, excluding current portion (note
  8)........................................................        --        159
                                                              --------   --------
  Total liabilities.........................................    11,052     31,064
                                                              --------   --------
Stockholders' equity (notes 6 and 9):
Preferred stock, $0.01 par value. Authorized 5,000,000
  shares....................................................     2,679     11,911
Common stock, $0.01 par value. Authorized 60,000,000 shares.
  Issued and outstanding 10,487,245 and 12,263,502 shares at
  December 31, 1997 and 1998, respectively..................       105        123
Additional paid-in capital..................................    74,487     86,933
Accumulated deficit.........................................   (52,035)   (82,840)
Accumulated other comprehensive income:
  Net unrealized gains on investment securities available
     for sale, net of taxes.................................        55      1,325
  Cumulative foreign currency translation adjustment........      (151)      (223)
                                                              --------   --------
  Total stockholders' equity................................    25,140     17,229
                                                              --------   --------
Commitments (notes 8 and 10)
  Total liabilities and stockholders' equity................  $ 36,192   $ 48,293
                                                              ========   ========

See accompanying notes to consolidated financial statements.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------
                                                                 1996             1997             1998
                                                            --------------   --------------   ---------------
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues (note 11):
Software licenses.........................................    $      512       $    4,142       $     4,781
Professional services.....................................           699            6,277            16,218
Data center...............................................            56              411             3,181
                                                              ----------       ----------       -----------
  Total revenues..........................................         1,267           10,830            24,180
                                                              ----------       ----------       -----------
Direct costs:
Software licenses.........................................           796            1,605               503
Professional services.....................................           535            5,346            10,527
Data center...............................................         2,266            6,947             7,218
                                                              ----------       ----------       -----------
  Total direct costs......................................         3,597           13,898            18,248
                                                              ----------       ----------       -----------
Gross margin..............................................        (2,330)          (3,068)            5,932
Operating expenses:
Selling and marketing.....................................         2,154            4,305             4,723
Product development.......................................         4,048           10,507            14,625
General and administrative................................         3,635            4,637             5,994
Depreciation and amortization.............................           256            1,741             5,347
Amortization of goodwill and acquisition charges..........         7,072            4,525             4,384
                                                              ----------       ----------       -----------
  Total operating expenses................................        17,165           25,715            35,073
                                                              ----------       ----------       -----------
Operating loss............................................       (19,495)         (28,783)          (29,141)
Interest income...........................................         1,672            1,481               583
                                                              ----------       ----------       -----------
Loss from continuing operations...........................       (17,823)         (27,302)          (28,558)
Discontinued operations (note 2):
Loss from operations......................................        (4,236)            (689)           (3,059)
Gain on sale..............................................            --               --               812
                                                              ----------       ----------       -----------
Loss from discontinued operations.........................        (4,236)            (689)           (2,247)
                                                              ----------       ----------       -----------
  Net loss................................................    $  (22,059)      $  (27,991)      $   (30,805)
                                                              ==========       ==========       ===========
Basic and diluted net loss per common share from
  continuing operations...................................    $    (3.03)      $    (3.06)      $     (2.59)
Basic and diluted net loss per common share from
  discontinued operations.................................    $    (0.73)      $    (0.08)      $     (0.21)
                                                              ----------       ----------       -----------
Basic and diluted net loss per common share...............    $    (3.76)      $    (3.14)      $     (2.80)
                                                              ==========       ==========       ===========
Weighted average number of shares of common stock
  outstanding.............................................     5,874,000        8,922,762        11,018,326
                                                              ==========       ==========       ===========

See accompanying notes to consolidated financial statements.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        CONVERTIBLE PREFERRED STOCK
                                   --------------------------------------                                        RETAINED
                                        SERIES A            SERIES B           COMMON STOCK       ADDITIONAL    EARNINGS/
                                   ------------------   -----------------   -------------------    PAID-IN     (ACCUMULATED
                                    SHARES     AMOUNT   SHARES    AMOUNT      SHARES     AMOUNT    CAPITAL       DEFICIT)
                                   ---------   ------   -------   -------   ----------   ------   ----------   ------------
Balance at December 31, 1995.....         --   $   --        --   $    --    2,400,000    $ 24     $ 2,328       $  1,015
  Net loss.......................         --       --        --        --           --      --          --        (22,059)
  Cash dividend declared.........         --       --        --        --           --      --          --         (3,000)
  Change in net unrealized gains
    on investment securities
    available for sale...........         --       --        --        --           --      --          --             --
  Proceeds from preferred and
    common stock offering, net of
    expenses.....................  1,637,832    2,047        --        --    3,772,792      38      56,783             --
  Issuance of common stock in
    acquisition..................         --       --        --        --    1,920,000      19       2,381             --
  Common stock issued upon
    exercise of stock options....         --       --        --        --      167,231       2         206             --
  Stock option compensation......         --       --        --        --           --      --         946             --
  Comprehensive income (loss)....
                                   ---------   ------   -------   -------   ----------    ----     -------       --------
Balance at December 31, 1996.....  1,637,832   $2,047        --   $    --    8,260,023    $ 83     $62,644       $(24,044)
  Net loss.......................         --       --        --        --           --      --          --        (27,991)
  Change in net unrealized gains
    on investment securities
    available for sale...........         --       --        --        --           --      --          --             --
  Conversion of preferred stock
    to common stock..............   (546,700)    (683)       --        --      546,700       5         678             --
  Proceeds from issuance of
    preferred and common stock,
    net of expenses..............    159,952    1,315        --        --      569,978       6       4,670             --
  Issuance of common stock in
    acquisition..................         --       --        --        --    1,000,000      10       5,691             --
  Common stock issued upon the
    exercise of stock options....         --       --        --        --      110,544       1         148             --
  Stock option compensation......         --       --        --        --           --      --         656             --
  Cumulative foreign currency
    translation adjustment.......         --       --        --        --           --      --          --             --
  Comprehensive income (loss)....
                                   ---------   ------   -------   -------   ----------    ----     -------       --------
Balance at December 31, 1997.....  1,251,084   $2,679        --   $    --   10,487,245    $105     $74,487       $(52,035)


                                    ACCUMULATED
                                       OTHER           TOTAL
                                   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                      INCOME          EQUITY          INCOME
                                   -------------   -------------   -------------
Balance at December 31, 1995.....     $   30         $  3,397
  Net loss.......................         --          (22,059)       $(22,059)
  Cash dividend declared.........         --           (3,000)
  Change in net unrealized gains
    on investment securities
    available for sale...........         99               99              99
  Proceeds from preferred and
    common stock offering, net of
    expenses.....................         --           58,868
  Issuance of common stock in
    acquisition..................         --            2,400
  Common stock issued upon
    exercise of stock options....         --              208
  Stock option compensation......         --              946
                                                                     --------
  Comprehensive income (loss)....                                    $(21,960)
                                      ------         --------        --------
Balance at December 31, 1996.....     $  129         $ 40,859
  Net loss.......................         --          (27,991)        (27,991)
  Change in net unrealized gains
    on investment securities
    available for sale...........        (74)             (74)            (74)
  Conversion of preferred stock
    to common stock..............         --               --
  Proceeds from issuance of
    preferred and common stock,
    net of expenses..............         --            5,991
  Issuance of common stock in
    acquisition..................         --            5,701
  Common stock issued upon the
    exercise of stock options....         --              149
  Stock option compensation......         --              656
  Cumulative foreign currency
    translation adjustment.......       (151)            (151)           (151)
                                                                     --------
  Comprehensive income (loss)....                                    $(28,216)
                                      ------         --------        --------
Balance at December 31, 1997.....     $  (96)        $ 25,140

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
                                 -- (CONTINUED)

                                        CONVERTIBLE PREFERRED STOCK
                                   --------------------------------------                                        RETAINED
                                        SERIES A            SERIES B           COMMON STOCK       ADDITIONAL    EARNINGS/
                                   ------------------   -----------------   -------------------    PAID-IN     (ACCUMULATED
                                    SHARES     AMOUNT   SHARES    AMOUNT      SHARES     AMOUNT    CAPITAL       DEFICIT)
                                   ---------   ------   -------   -------   ----------   ------   ----------   ------------
Net loss.........................         --       --        --        --           --      --          --        (30,805)
Change in net unrealized gains on
  investment securities available
  for sale.......................         --       --        --        --           --      --          --             --
Conversion of preferred stock to
  common stock...................   (614,620)    (768)       --        --      614,620       6         762             --
Sale of common stock, net of
  expenses.......................         --       --        --        --       92,593       1         969             --
Sale of preferred stock..........         --       --   749,064    10,000           --      --          --             --
Common stock issued upon the
  exercise of stock options......         --       --        --        --      757,732       8       4,831             --
Stock option compensation........         --       --        --        --           --      --         787             --
Issuance of options to acquire
  common and preferred stock.....         --       --        --        --           --      --       1,300             --
Issuance of common stock in
  exchange for purchased
  technology.....................         --       --        --        --      181,610       2       1,998             --
Issuance of common stock in
  exchange for marketable equity
  securities.....................         --       --        --        --      129,702       1       1,799             --
Cumulative foreign currency
  translation adjustment.........         --       --        --        --           --      --          --             --
Comprehensive income (loss)......
                                   ---------   ------   -------   -------   ----------    ----     -------       --------
Balance at December 31, 1998.....    636,464   $1,911   749,064   $10,000   12,263,502    $123     $86,933       $(82,840)
                                   =========   ======   =======   =======   ==========    ====     =======       ========


                                    ACCUMULATED
                                       OTHER           TOTAL
                                   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                      INCOME          EQUITY          INCOME
                                   -------------   -------------   -------------
Net loss.........................         --          (30,805)        (30,805)
Change in net unrealized gains on
  investment securities available
  for sale.......................      1,270            1,270           1,270
Conversion of preferred stock to
  common stock...................         --               --
Sale of common stock, net of
  expenses.......................         --              970
Sale of preferred stock..........         --           10,000
Common stock issued upon the
  exercise of stock options......         --            4,839
Stock option compensation........         --              787
Issuance of options to acquire
  common and preferred stock.....         --            1,300
Issuance of common stock in
  exchange for purchased
  technology.....................         --            2,000
Issuance of common stock in
  exchange for marketable equity
  securities.....................         --            1,800
Cumulative foreign currency
  translation adjustment.........        (72)             (72)            (72)
                                                                     --------
Comprehensive income (loss)......                                    $(29,607)
                                      ------         --------        ========
Balance at December 31, 1998.....     $1,102         $ 17,229
                                      ======         ========

See accompanying notes to consolidated financial statements.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
Net loss....................................................  $(22,059)  $(27,991)  $(30,805)
Adjustments to reconcile net loss to net cash used in
  operating activities:
Loss from discontinued operations...........................     4,236        689      3,059
Gain on sale of discontinued operations.....................        --         --       (812)
Depreciation and amortization including acquisition
  charges...................................................     1,471      4,996      9,958
Write-down of purchased technology..........................        --      1,400         --
Charge for in-process research and development..............     6,800         --         --
Compensation expense for stock options......................       946        656      1,592
Provision for doubtful accounts receivable..................        --        257        871
Increase in accounts receivable.............................    (1,216)    (3,252)   (14,213)
Decrease (increase) in other assets.........................       880       (807)       110
(Decrease) increase in accounts payable.....................    (2,423)    (1,920)     2,746
Increase (decrease) in accrued expenses.....................       674         (6)     2,194
Increase in deferred revenue................................     1,607      7,409     13,396
                                                              --------   --------   --------
  Net cash used in continuing operations....................    (9,084)   (18,569)   (11,904)
Net cash (used in) provided by discontinued operations......    (5,895)     3,213      3,310
                                                              --------   --------   --------
                                                               (14,979)   (15,356)    (8,594)
                                                              --------   --------   --------
Cash flows from investing activities:
Sale of banking operations..................................        --         --      1,500
Business acquisitions, net of cash and cash equivalents
  acquired..................................................    (4,876)        --         --
Purchases of investment securities available for sale.......   (58,330)    (8,736)        --
Sales of investment securities available for sale...........     8,956     14,979      1,983
Maturities of investment securities available for sale......    19,000      5,000      8,000
Purchases of premises and equipment.........................    (5,435)    (2,861)    (4,097)
                                                              --------   --------   --------
  Net cash (used in) provided by investing activities.......   (40,685)     8,382      7,386
                                                              --------   --------   --------
Cash flows from financing activities:
Sale of preferred stock.....................................     2,047      1,315     10,000
Sale of common stock, net of expenses.......................    56,821      4,676        970
Proceeds from exercise of stock options.....................       208        149      3,634
Dividends paid..............................................    (3,000)        --         --
Payments on capital lease obligations.......................        --         --     (1,070)
                                                              --------   --------   --------
  Net cash provided by financing activities.................    56,076      6,140     13,534
                                                              --------   --------   --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        --       (151)      (208)
Cash held in escrow, included in other assets...............        --         --       (751)
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........       412       (985)    11,367
Cash and cash equivalents at beginning of period............     3,710      4,122      3,137
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $  4,122   $  3,137   $ 14,504
                                                              ========   ========   ========
Noncash financing and investing activities:
Issuance of common stock for purchased technology...........        --         --      2,000
Issuance of common stock in exchange for marketable equity
  securities................................................        --         --      1,800
Capital lease obligations...................................        --         --      2,026
Conversion of preferred stock to common stock...............        --        683        768
Acquisition of businesses through issuance of common
  stock.....................................................     2,400      5,701         --
Investment securities transferred (from) to banking
  operations................................................    (1,659)     3,902      5,557

See accompanying notes to consolidated financial statements.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998

1. BUSINESS, PRESENTATION, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Presentation

     Security First Technologies Corporation, through its wholly-owned subsidiary Security First Technologies, Inc. (collectively, "S1" or the "Company"), develops integrated internet software applications that enable financial service companies to offer products, services and transactions over the internet in a secure environment. S1 also offers product integration, training and data center processing services.

     S1 operates in three business segments, Professional Services, Data Center and Product Development. The Professional Services segment provides integration, training, consulting and product enhancement services related to S1's software products. The Product Development segment creates new products to supplement the existing product suite. The Data Center segment provides processing and support services to the customers using S1's software products in the S1 data center. S1 manages the business based on these operating segments. The information presented in the consolidated statements of operations reflects the revenues and costs associated with these segments that management uses to make operating decisions and assess performance.

     The consolidated financial statements include the accounts of Security First Technologies Corporation and its wholly owned subsidiary, Security First Technologies, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities as of the date of the consolidated balance sheets and revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Security First Technologies Corporation is the successor company to Security First Network Bank ("SFNB") as a result of the reorganization completed on September 30, 1998. The reorganization has been accounted for in a manner similar to a pooling of interests and, as a result, the historical financial statements of SFNB have become the historical financial statements of the Company. As more fully discussed in note 2, the Company sold its banking operations, which have been presented as discontinued operations in the accompanying consolidated financial statements.

     The technology market for internet related financial services is characterized by significant risk as a result of rapid, evolving industry standards, emerging competition and frequent new product and service introductions. To a great extent, the Company's success is dependent on the evolution of the technology markets for internet related banking services and on its successful implementation of technology for internet related banking services for certain large customers. Negative developments related to technology for internet related banking services or problems in implementations for large customers could have an adverse impact on the Company's financial position and results of operations.

  Revenue Recognition and Deferred Revenues

     The Company derives revenues from licensing software to customers, providing professional services to customers, and providing data center processing services to customers.

     The Company recognizes revenue from software licensing agreements in accordance with Statement of Position No. 97-2, "Software Revenue Recognition." A substantial portion of the Company's software license revenue is being recognized on a straight-line basis over either the term of the agreement or, for contracts without a term, the estimated useful life of the Company's software products, because of the Company's practice of bundling post-contract support with its license agreements. If the software license fees are included with other services which are essential to the functionality of the software, the Company uses the percentage of completion method to recognize software license revenue.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

     Revenues derived from contracts to provide services on a time and materials basis are recognized as the related services are performed. Revenues from professional services, provided on a fixed fee basis, are recognized using the percentage of completion method, measured by the percentage of contract costs incurred to date to estimated total contract costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Professional services revenues also include reimbursable expenses and computer equipment sales.

     Data center processing revenues are recognized as the services are performed, and are determined based on the number of billable customer accounts processed during the period or based upon certain agreed upon contractual minimum fees.

     Deferred revenues represent payments received from customers for software licenses or services in advance of revenue recognition.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include deposits with commercial banks with original maturities of 90 days or less.

  Investment Securities

     The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS No. 115, investments in equity and debt securities are classified as held to maturity, trading or available for sale. Trading securities are reported at fair value, with changes in fair value included in the statement of operations, while available-for-sale securities are reported at fair value, with net unrealized gains or losses included as a component of stockholders' equity. Held to maturity securities are reported at amortized cost. Unrealized losses on all securities that are other than temporary are reported in the statement of operations upon determination that the loss is other than temporary. Amortization of premiums and accretion of discounts are computed using the effective interest method and assumed prepayment speeds. The specific identification method is used in determining gains and losses on the sale of securities.

     Investment securities include marketable equity securities, U.S. Treasury bills and debt securities of certain other U.S. government agencies with original maturities of greater than 90 days and ranging up to five years.

  Premises and Equipment

     Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the related assets ranging from 2 to 5 years. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the improvement or the lease term, whichever is shorter. Amortization of assets held under capital lease arrangements is included in depreciation and amortization.

  Product Development

     Product development includes all research and development expenses and software development costs. All research and development expenses are expensed as incurred. The Company's policy is to expense all software development costs associated with establishing technological feasibility, which the Company defines as completion of beta testing. Because of the insignificant amount of costs incurred by the Company between completion of beta testing and customer release, the Company has not capitalized any such software development costs in the accompanying consolidated financial statements.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

  Intangible Assets

     Intangible assets includes purchased technology of $3.1 million at December 31, 1998 and goodwill and other identifiable intangible assets of $6.0 million at December 31, 1997 and 1998. Goodwill and other identifiable intangible assets relate to the Company's acquisitions and are amortized over their estimated useful lives (ranging from eight months to three years) using the straight-line method. Purchased technology represents technology incorporated in the Company's products and is amortized over the greater of the useful life of the purchased technology (ranging from two to three years) or the ratio of current revenues to anticipated total revenues. Accumulated amortization of intangible assets was $1.4 million and $6.2 million at December 31, 1997 and 1998, respectively.

     The Company evaluates the recoverability of intangible assets at the end of each period by comparing their carrying value to the undiscounted estimated future net operating cash flows expected to be derived from such assets. If such evaluation indicates a potential impairment, the Company uses fair value in determining the amount of these intangible assets that should be written off.

  Stock Option Plans

     The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which encourages entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

  Earnings Per Common Share

     Basic earnings per share is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common stock that would share in the earnings of the Company. Because of the Company's net losses, the issuance of additional shares of common stock under stock options or upon the conversion of preferred stock would be antidilutive. The total number of common shares that would have been included in the Company's computation of diluted earnings per share if they had been dilutive was 10,159,355 in 1996, 12,468,278 in 1997 and 15,718,256 in 1998.

  Income Taxes

     The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

  Fair Values of Financial Instruments

     The Company uses financial instruments in the normal course of its business. The carrying values of accounts receivable, accounts payable, accrued expenses, and deferred revenues approximate fair value due to the short-term maturities of these assets and liabilities. The fair values of the Company's investment securities available for sale are included in Note 4 and are based on quoted market prices. In addition, the carrying amount of the capital lease obligation approximates fair value.

  Foreign Currency Translation

     Foreign currency financial statements of the Company's Australian operations are translated into U.S. dollars at current exchange rates, except for revenues, costs and expenses, which are translated at average exchange rates during each reporting period. Net exchange gains or losses resulting from the translation of assets and liabilities are accumulated in a separate section of stockholders' equity titled accumulated other comprehensive income.

  Reclassifications

     Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements to conform to the presentation adopted in 1998.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other annual financial statements. Currently, other comprehensive income for the Company consists of items previously recorded as a component of stockholders' equity under SFAS No. 52, "Foreign Currency Translation", and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the financial statement reporting disclosure requirements of SFAS No. 130 during 1998 and has restated all periods presented to provide the presentation required under SFAS No. 130.

     The Company did not have any significant realized gains for the years ended December 31, 1996, 1997 and 1998, therefore, no reclassification adjustments are presented for gains realized in income.

2. DISCONTINUED OPERATIONS

     On September 30, 1998, the Company completed the sale of its banking operations to the Royal Bank of Canada, through one of its U.S. based subsidiaries ("Royal Bank"). Royal Bank paid $3 million in excess of the net assets sold less a $1.5 million holdback for indemnification which will be received eighteen months from the closing date and is included in other assets in the 1998 consolidated balance sheet. The banking operations included substantially all of the loans and investment securities and deposit relationships of SFNB and were legally separated from the technology operations through the formation of a holding company. The Company recorded a gain of $812,000 on the sale of the banking operations which included a $1.3 million charge related to the estimated fair value of options to purchase the Company's capital stock issued to Royal Bank in connection with the sale of the banking operations. The options give Royal Bank the right to purchase 733,818 shares of common and preferred stock for an aggregate of $10.0 million at prices ranging from $11.88 to $15.81 per share at specified periods through June 2000. The first option for 210,438 shares of common stock with a per share exercise price of $11.88 was exercised in December 1998.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

     The losses from the banking operations are reflected in the accompanying consolidated statements of operations as discontinued operations. Net interest income for the nine month period ended September 30, 1998 was $1.3 million and the net loss, excluding the gain on disposal, was $3.1 million.

     In addition to the sale of the banking operations, the Company has entered into technology licensing and consulting arrangements with Royal Bank for $6 million, which were effective September 30, 1998.

3. BUSINESS ACQUISITIONS

     On November 24, 1997, the Company completed the acquisition of Solutions By Design, Inc. ("SBD"), a technology consulting firm. The Company exchanged 999,999 shares of restricted common stock with a value of approximately $5.7 million for all of the outstanding shares of SBD. The recipients of the shares issued in the transaction were contractually restricted from selling any of the common stock received for six months after issuance after which time they were able to sell up to 25% of the total shares received annually thereafter. The value of the common stock issued was discounted to reflect such restrictions. Of the $6.2 million total purchase price, which included common stock valued at $5.7 million and transaction costs and liabilities assumed of $500,000, $4.2 million was assigned to identifiable intangible assets and $2.0 million was assigned to goodwill. The identifiable intangible assets include employment contracts, which are amortized over the contract life of eight months, exclusivity and non-solicitation agreements, which are amortized over the term of the contract of 18 months, and assembled workforce, which is being amortized over three years. The Company is amortizing goodwill over a period of two years, which is the period that it will receive benefit from the projects that were developed by the former SBD employees. Additionally, the Company has included $489,000 of nonrecurring charges associated with the SBD acquisition in amortization of goodwill and acquisition charges in the accompanying 1997 consolidated statement of operations. These amounts represent the premium paid to SBD by the Company for services rendered during the fourth quarter of 1997 prior to consummation of the SBD acquisition. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of SBD have been included in the results of operations of the Company since the effective date of the acquisition.

     On November 4, 1996, the Company completed the acquisition of SecureWare, Inc. ("SecureWare"), a computer software company which developed security and encryption technology allowing users to conduct safe transactions over the internet. SecureWare was merged into Five Paces, Inc. ("FPI") after the acquisition. The Company exchanged cash consideration in the amount of $5.0 million and stock options for all of the outstanding common stock and stock options of SecureWare. Of the total purchase price, which included $5.0 million in cash and liabilities assumed of approximately $477,000, $3.3 million was allocated to in-process research and development and charged to the consolidated statement of operations at the acquisition date; $1.4 million was allocated to purchased technology; and $777,000 was allocated to goodwill. Prior to the acquisition, SecureWare was substantially owned by Michael F. McChesney, who resigned as the Chairman of the Board of the Company in February 1999. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of SecureWare have been included in the results of operations of the Company since the effective date of the acquisition.

     On May 23, 1996, the Company completed the acquisition of FPI, a computer software company which developed computer banking technology. The Company exchanged 1,920,000 shares of common stock with a value of $2.4 million for all of the outstanding common stock of FPI. Of the total purchase price, which included common stock valued at $2.4 million and liabilities assumed of approximately $1.8 million, $3.5 million was allocated to in-process research and development and charged to the consolidated statement of operations at the acquisition date; $420,000 was allocated to purchased technology; and $234,000 was allocated to goodwill. Prior to the acquisition, FPI was substantially owned by Mr. McChesney, who was appointed Chairman of the Company subsequent to the acquisition. The acquisition was accounted for using

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY the purchase method of accounting and, accordingly, the results of operations of FPI have been included in the results of operations of the Company since the effective date of the acquisition.

     During 1997, the Company expensed the unamortized balance of goodwill and purchased technology resulting from the FPI and SecureWare acquisitions of approximately $1.4 million which has been included in amortization of goodwill and acquisition charges in the accompanying 1997 consolidated statement of operations. The Company made this assessment after determining that there was limited future cash flows associated with the intangible assets acquired. Fair value was determined as the present value of the future cash flows. S1 made the strategic decision to refocus the resources which had been involved in the development and marketing of the network security products acquired from SecureWare towards the Virtual Financial Manager suite of products and related services and, therefore, it did not believe there would be significant future revenues from the acquired products. As a result, the unamortized balances for purchased technology and goodwill related to the SecureWare acquisition of $0.6 million and $0.4 million, respectively, were charged off in the 1997 Statement of Operations. Because of a significant rewrite of S1's Virtual Bank Manager product, management did not anticipate that there would be any future sales of the version of Virtual Bank Manager which was acquired from FPI. As a result, the Company wrote off the balance of $0.2 million of purchased technology and $0.2 million of goodwill related to the FPI acquisition.

     The following unaudited pro forma financial information presents the combined results of operations of the Company, SBD, SecureWare, and FPI as if the acquisitions had occurred as of January 1, 1996 with respect to the 1996 amounts and January 1, 1997 with respect to the 1997 amounts. The unaudited pro forma results do not necessarily represent results of operations which would have occurred if the acquisitions had occurred on the dates indicated nor are they necessarily indicative of the results of future operations.

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                    -------------------
                                                                      1996       1997
                                                                    --------   --------
                                                                      (IN THOUSANDS)
      Revenues....................................................  $  5,118   $ 13,838
      Net loss....................................................   (25,100)   (28,602)
      Basic net loss per common share.............................     (3.59)     (2.93)

4. INVESTMENT SECURITIES AVAILABLE FOR SALE

     The amortized cost and fair value of investment securities available for sale and gross unrealized gains and losses at December 31, 1997 are summarized as follows:

                                                                         DECEMBER 31, 1997
                                                                ------------------------------------
                                                                              UNREALIZED
                                                                AMORTIZED   --------------    FAIR
                                                                  COST      GAINS   LOSSES    VALUE
                                                                ---------   -----   ------   -------
                                                                           (IN THOUSANDS)
      U.S. Treasury and U.S. Government agencies..............   $22,802    $ 97     $ 22    $22,877
      Less investment securities allocated to discontinued
        banking operations....................................    (6,043)    (30)     (10)    (6,063)
                                                                 -------    ----     ----    -------
      U.S. Treasury and U.S. government agencies allocated to
        continuing operations.................................   $16,759    $ 67     $ 12    $16,814
                                                                 =======    ====     ====    =======

     At December 31, 1998, investment securities available for sale consisted entirely of marketable equity securities (123,001 shares of BroadVision, Inc.) with a cost of $1.8 million, fair value of $3,936,000, and an unrealized gain of $2,136,000. The Company is restricted from selling these securities through December 1999.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

     Proceeds from the sales of investment securities were $8,956,000, $14,979,000 and $1,983,000 in 1996, 1997 and 1998, respectively. Gross gains of approximately $6,000 in 1996, $5,000 in 1997 and $4,000 in 1998 and gross losses of approximately $14,000 in 1996 and $4,000 in 1997 were realized on sales of investment securities.

5. PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1997 and 1998 follows:

                                                                     1997      1998
                                                                    -------   -------
                                                                     (IN THOUSANDS)
      Leasehold improvements......................................  $ 1,758   $ 2,215
      Furniture and fixtures......................................    1,572     1,720
      Computer equipment..........................................    4,113     5,739
      Software....................................................    1,250     1,663
                                                                    -------   -------
                                                                      8,693    11,337
      Accumulated depreciation and amortization...................   (2,896)   (5,982)
                                                                    -------   -------
                                                                    $ 5,797   $ 5,355
                                                                    =======   =======

     During 1998, the Company terminated a data center facilities management agreement and, as a result, purchased approximately $1.8 million of computer equipment. Immediately thereafter, the Company entered into a sale-leaseback arrangement for this computer equipment with a third party which is accounted for as a capital lease. The Company recorded a charge which has been included in depreciation and amortization of approximately $1.2 million to adjust the carrying value of the leased computer equipment to its fair market value. Additionally, the Company recorded a write-down of computer equipment of $500,000 in 1998 to reflect the results of a physical inventory of computer equipment.

6. STOCKHOLDERS' EQUITY

  Spin-Off from Cardinal Bancshares, Inc.

     A spin-off of the Company from Cardinal Bancshares, Inc. ("Cardinal") occurred on May 23, 1996. The spin-off was effected pursuant to the Cardinal Bancshares, Inc. Amended and Restated Plan of Distribution ("Plan of Distribution"). Under the Plan of Distribution, following a payment of a $3.0 million cash dividend from the Company to Cardinal, Cardinal distributed pro rata to each Cardinal stockholder of record on the record date 2,398,908 shares of the Company's common stock and paid cash in lieu of fractional shares.

  Initial Public Offering

     On May 23, 1996, the Company sold 2,806,000 shares of common stock for $52.8 million, net of offering expenses, in an underwritten initial public offering.

  Sales of Common and Preferred Stock

     During 1996, immediately following the spin-off and distribution described above, the Company sold 967,884 shares of common stock and 1,637,832 shares of Class A convertible preferred for approximately $6 million.

     During 1997, the Company sold 569,978 shares of common stock and 159,952 shares of Class A convertible preferred stock for approximately $6 million.

     During 1998, the Company sold 92,593 shares of common stock for approximately $1 million and 749,064 shares of Series B convertible redeemable preferred stock for approximately $10 million.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

     In 1998, the Company entered into a relationship with BroadVision, Inc. ("BroadVision") where BroadVision purchased 181,610 shares of the Company's common stock for $2.0 million by granting to the Company a software license and prepaid royalty agreement which gives the Company the right to resell the software by integrating the software with S1's software products. In addition, the Company exchanged 129,702 shares of common stock valued at $1.8 million for 123,001 shares of BroadVision, based upon the average closing price of the respective shares for the ten business days preceding July 31, 1998.

  Preferred Stock

     The Company has authorized 5,000,000 shares of $0.01 par value preferred stock, of which 1,637,832 shares have been designated as Series A Convertible Preferred Stock and 749,064 shares have been designated as Series B Redeemable Convertible Preferred Stock. There were 1,251,084 and 636,464 shares of Series A preferred outstanding at December 31, 1997 and 1998, respectively. There were 749,064 shares of Series B preferred outstanding at December 31, 1998. The terms of the Series A and Series B preferred (the "Preferred Stock") provide the holders with identical rights to common stockholders with respect to dividends and distributions in the event of liquidation, dissolution, or winding up of the Company. Except as described below, the Series A and Series B preferred is nonvoting. Each series is entitled to vote as a single class on the following matters: (i) any amendment to any charter provision that would change the specific terms of that series which would adversely affect the rights of the holders of that series and (ii) the merger or consolidation of the Company with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of the properties or business of the Company in exchange for securities of another corporation if that series of Preferred Stock is to be exchanged for securities of such other corporation and if the terms of such securities are less favorable in any respect. Action requiring the separate approval of the preferred stockholders requires the approval of two-thirds of the shares of Preferred Stock then outstanding voting as a separate class. In addition, holders of the Series A and Series B preferred are entitled to vote with the holders of common stock as if a single class, on any voluntary dissolution or liquidation of the Company. Holders of Series B preferred also are entitled to vote with the holders of the common stock on any merger, acquisition, consolidation or other business combination involving the Company and the sale, lease or conveyance other than by mortgage or pledge of all or substantially all of the Company's assets or properties. When the Series A preferred votes with the common stock on a dissolution or liquidation, each share of Series A preferred is entitled to one vote. When the Series B preferred is entitled to vote with the common stock, the holders of Series B preferred are entitled to the number of votes equal to the number of shares of common stock into which the Series B preferred could be converted. Subject to certain limitations related to ownership, each share of Series A preferred is convertible into one share of common stock at the option of the holder. The 749,064 shares of Series B preferred are convertible at the option of the holder after October 1, 2000 into 535,045 shares of common stock based on a conversion price of $18.69. The number of shares of common stock into which the Series A preferred and Series B preferred are convertible is subject to adjustment. The Series B preferred is redeemable at the option of the Company through September 2000 by paying the holder $10,000,000 plus interest.

  Capital Stock Option

     As part of the sale of the banking operations to Royal Bank, the Company has issued to Royal Bank four separate options to purchase up to an aggregate $10 million in capital stock of the Company. The first option for 210,438 shares of common stock has a per share exercise price of $11.88 and was exercised by Royal Bank in December 1998. The second option for 191,278 shares has a per share exercise price of $13.07 and expires at the end of June 1999. The third option for 173,974 shares has a per share exercise price of $14.38 and expires at the end of December 1999. The fourth option for 158,128 shares has a per share exercise price of $15.81 and expires at the end of June 2000. As of December 31, 1998, options to acquire 523,380 shares of the Company's capital stock remain outstanding.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

7. INCOME TAXES

     The Company was included in the consolidated Federal income tax returns filed by Cardinal Bancshares, Inc. through the effective date of the spin-off of May 23, 1996. The Company has filed its own separate consolidated Federal income tax returns since that time. Income tax benefits applicable to the Company through the date of the spin-off were paid to the Company by Cardinal. The Company has provided for income taxes for all periods included herein as if it were filing separate income tax returns.

     The Company has not recorded an income tax benefit for 1996, 1997 or 1998 because operating losses were incurred and a valuation allowance has been recorded against substantially all deferred income tax assets, primarily comprised of the net operating loss carryforwards.

     The components of income tax benefit for 1996, all of which relates to the discontinued operations, are as follows:

                                                                    (IN THOUSANDS)
      Current income tax benefit..................................      $ (87)
      Deferred income tax benefit.................................       (289)
                                                                        -----
                Total income tax benefit..........................      $(376)
                                                                        =====

     The income tax effects of the temporary differences that give rise to the Company's deferred income tax assets and liabilities as of December 31, 1997 and 1998 are as follows:

                                                                     1997      1998
                                                                    -------   -------
                                                                     (IN THOUSANDS)
      Deferred income tax assets:
           Net operating loss carryforwards.......................  $13,577   $17,403
           Deferred compensation..................................      742     1,063
           Deferred revenue.......................................    3,426     8,516
           Other..................................................       96     1,249
                                                                    -------   -------
                Total gross deferred income tax assets............   17,841    28,231
                                                                    -------   -------
           Valuation allowance for deferred income tax assets.....  (16,932)  (27,808)
                                                                    -------   -------
                Total deferred income tax assets..................      909       423
                                                                    -------   -------
      Deferred income tax liabilities:
           Unrealized gains on investment securities available for
            sale..................................................       --       812
           Other..................................................      909       286
                                                                    -------   -------
                Total gross deferred income tax liabilities.......      909     1,098
                                                                    -------   -------
      Net deferred income tax liability, included in accrued
        expenses..................................................       --      $675
                                                                    =======   =======

     The valuation allowance increased $7,077,000, $9,855,000, and $10,876,000 during the years ended December 31, 1996, 1997 and 1998, respectively. Deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred income tax assets to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss and tax credit carryforwards depends on having sufficient taxable income within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) future taxable income generated by future operations. Because of the uncertainties with

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY respect to the Company's ability to achieve and sustain profitable operations in the future, the Company has recorded a valuation allowance to offset substantially all of its net deferred income tax assets.

     At December 31, 1998, the Company has net operating loss carryforwards of approximately $49.3 million which begin to expire as indicated below, unless utilized. Of this amount, $3.5 million related to stock option tax deductions will be reflected as additional paid-in capital when realized.

YEAR                                      CARRYFORWARD AMOUNT    EXPIRATION DATE
----                                      -------------------    ---------------
1995..................................        $    47,000             2010
1996..................................         13,402,000             2011
1997..................................         21,965,000             2012
1998..................................         13,836,000             2018
                                              -----------
                                              $49,250,000
                                              ===========

8. COMMITMENTS

  Lease Commitment

     The Company leases office facilities and computer equipment under noncancelable operating lease agreements which expire in 2002. Future minimum annual payments under all operating lease agreements with remaining terms greater then one year for the next four years as of December 31, 1998 are as follows:

1999........................................................  $1,888,000
2000........................................................   1,545,000
2001........................................................   1,080,000
2002........................................................      19,000
                                                              ----------
                                                              $4,532,000
                                                              ==========

     Included in premises and equipment is computer equipment under a capital lease with original cost and accumulated amortization of approximately $1.8 million and $1.2 million, respectively. Future minimum annual lease payments for the capital lease as of December 31, 1998 are as follows:

1999........................................................  $  911,000
2000........................................................     165,000
                                                              ----------
                                                              $1,076,000
Less amount representing interest...........................      42,000
                                                              ----------
Present value of minimum lease payments including current
  portion of $875,000.......................................  $1,034,000
                                                              ==========

     Rent expense under all noncancelable operating lease agreements for the years ended December 31, 1996, 1997 and 1998 was approximately $250,000, $1,004,000 and $1,638,000, respectively.

Cash Held in Escrow

     At December 31, 1998, the Company had $751,000 in cash in an escrow account which was established as a result of the termination of a data center facilities management agreement. The amount required to be held in escrow will be reduced by $250,000 each year following the termination, provided there have been no indemnification claims.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

  Contractual Commitments

     In the normal course of its business, the Company enters into contracts with customers. These contracts contain commitments including, but not limited to, minimum standards and time frames against which the Company's performance is measured. In the event the Company does not meet its contractual commitments with its customers, the Company may incur penalties and/or certain customers may have the right to terminate their contracts with the Company. The Company does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial position or results of operations.

9. STOCK OPTION PLANS

     The Company maintains certain stock option plans providing for the grant of stock options to officers, directors and employees. The plans provide for 5,340,000 shares of the Company's common stock to be reserved for issuance under the plans. All stock options granted under the plans have ten-year terms and generally vest and become exercisable ratably over four years from the date of grant. At December 31, 1998, there were 807,000 shares available for future grants under the plans.

     In addition to stock options issued to officers, directors and employees, the Company issued approximately 630,400 stock options in conjunction with the SecureWare acquisition.

     Upon the acquisition of SBD, the Company granted 275,000 stock options to the former SBD employees which are exercisable upon the achievement of certain performance and software development goals. In the event that the performance and software development goals are not achieved, the options will vest at the end of a five year period.

     For stock options granted where the exercise price was less than the market price of the stock on the date of grant, the per share weighted-average exercise price was $7.15 and $1.04 and the per share weighted average grant date fair value was $13.51 and $6.60 for stock options granted during 1996 and 1997, respectively. For stock options granted where the exercise price equaled the market price of the stock on the date of grant, the per share weighted-average exercise price was $12.16, $6.55 and $8.42 and the per share weighted-average grant date fair value was $12.28, $4.33 and $8.08 for stock options granted during 1996, 1997 and 1998, respectively. The fair values were determined using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield -0-%, risk-free interest rate of 6.5% in 1996 and 5.2% in 1997 and 1998, expected volatility of 70.4% in 1996, 79.2% in 1997 and 94.2% in 1998, and an expected life of 10 years.

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, compensation cost in the amount of approximately $946,000, $656,000 and $1,992,000 (including approximately $448,000 included in discontinued operations) has been recognized in 1996, 1997 and 1998, respectively, relating to stock options granted with exercise prices less than the market price. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                    1996       1997       1998
                                                                  --------   --------   --------
      Net loss:
        As reported.............................................  $(22,059)  $(27,991)  $(30,805)
        Pro forma...............................................   (22,366)   (29,749)   (33,118)
      Basic and diluted net loss per common share:
        As reported.............................................  $  (3.76)  $  (3.14)  $  (2.80)
        Pro forma...............................................     (3.81)     (3.33)     (3.01)

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

     A summary of the Company's stock options as of December 31, 1996, 1997 and 1998, and changes during the years ended on those dates is presented below:

                                                     1996                 1997                 1998
                                              ------------------   ------------------   ------------------
                                                       WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                        AVERAGE              AVERAGE              AVERAGE
                                              SHARES   EXERCISE    SHARES   EXERCISE    SHARES   EXERCISE
                                              (000)      PRICE     (000)      PRICE     (000)      PRICE
                                              ------   ---------   ------   ---------   ------   ---------
      Outstanding at Beginning of Year......  2,690      $0.83     3,334     $ 3.59     3,877     $ 2.78
      Granted...............................    816      12.16     1,397       5.64     1,004       8.42
      Exercised.............................   (167)      1.21      (111)      1.27      (547)      2.17
      Forfeit/Canceled......................     (5)      1.25      (743)     12.26      (458)      4.27
                                              -----      -----     -----     ------     -----     ------
      Outstanding at End of Year............  3,334      $3.59     3,877     $ 2.78     3,876     $ 4.15
                                              -----      -----     -----     ------     -----     ------
      Exercisable at End of Year............    712      $0.86     1,444     $ 2.18     1,999     $ 2.46
                                              =====      =====     =====     ======     =====     ======

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                       OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                              -------------------------------------   -----------------------
                                                             WEIGHTED-
                                                              AVERAGE     WEIGHTED-                 WEIGHTED-
                                               NUMBER OF     REMAINING     AVERAGE      NUMBER       AVERAGE
                                              OUTSTANDING   CONTRACTUAL   EXERCISE     EXCISABLE    EXERCISE
             RANGE OF EXERCISE PRICE             (000)         LIFE         PRICE        (000)        PRICE
             -----------------------          -----------   -----------   ---------   -----------   ---------
      $0.01-1.89............................     2,184          6.58       $ 0.81        1,565       $ 0.80
       4.46-6.67............................       463          8.39         5.95          158         5.83
       7.00-10.50...........................       860          7.12         8.20          186         8.49
       10.875-14.25.........................       327          9.09        11.62           90        12.91
       16.735-25.875........................        42          9.88        17.40           --           --
                                                 -----         -----       ------        -----       ------
      $0.01-25.875..........................     3,876          7.17       $ 4.15        1,999       $ 2.46
                                                 =====         =====       ======        =====       ======

10. EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) Retirement Savings Plan (the "Plan") for substantially all of its full-time employees. Each participant in the Plan may elect to contribute from 1% to 15% of his or her annual compensation to the Plan. The Company, at its discretion, may make matching contributions to the Plan. The Company is currently matching up to 4% of the employees compensation first to the Company's stock fund $1 for each dollar contributed by the employee and second to the remaining investment funds $.25 for each dollar contributed by the employee. The Company's contributions to the Plan charged to expense for 1996, 1997 and 1998 were $83,000, $171,000 and $286,000, respectively.

11. MAJOR CUSTOMERS AND INTERNATIONAL REVENUES

  Major Customers

     For the year ended December 31, 1996, three customers represented 16%, 16%, and 13% of total revenues, respectively. For the year ended December 31, 1997, two customers represented 18% and 10% of total revenues, respectively. For the year ended December 31, 1998, two customers represented 39% and 12% of total revenues, respectively.

  International Revenues

     Revenues from international customers represented 6% and 19% of total revenues and are serviced primarily from the United States for the years ended December 31, 1996 and 1997, respectively.

             SECURITY FIRST TECHNOLOGIES CORPORATION AND SUBSIDIARY

12. RELATED PARTY TRANSACTIONS

     The Company performed certain administrative and technical services for a company known as Webtone amounting to approximately $80,000 in 1997 and $192,000 in 1998. The Company's former Chairman of the Board (who resigned in February
1999) who is also a principal shareholder owns Webtone. As of December 31, 1998 the Company had a receivable from Webtone related to these services of $173,000.

     During 1998, the Company paid a technology consulting company, called McCall Consulting Group, approximately $1.1 million and as of December 31, 1998, S1 has a payable to McCall Consulting Group of $282,000. The president of McCall Consulting Group is a director of the Company.

13. SUBSEQUENT EVENTS

     On February 19, 1999, S1 entered into alliances with Hewlett-Packard and Andersen Consulting. As part of the alliances, Hewlett-Packard has agreed to make a $10.0 million equity investment and Andersen Consulting has agreed to make a $4.0 million equity investment in common stock of the Company and has received warrants to acquire 100,000 shares of the Company's common stock.

     On February 25, 1999, S1 entered into an agreement with Royal Bank of Canada that includes an equity instrument that enables the holder to acquire up to 615,000 shares of the Company's common stock.

                                    *  *  *