Form 10-K, Exhibit 13
period 1998-12-31
SECURITY FIRST TECHNOLOGIES CORP
filed 1999-03-31
CIK 1063254

                                                                    EXHIBIT 13.2

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                ADDITIONS
                                                         -----------------------
                                                                      CHARGED TO
                                            BALANCE AT   CHARGED TO     OTHER                   BALANCE AT
                                            BEGINNING    COSTS AND    ACCOUNTS-    DEDUCTIONS     END OF
               DESCRIPTION                  OF PERIOD     EXPENSES     DESCRIBE     DESCRIBE      PERIOD
----------------------------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Year ended December 31, 1996:
  Allowance for Doubtful Accounts.........    -$-          --           --           --           -$-

Year ended December 31, 1997:
  Allowance for Doubtful Accounts.........    -$-            257        --           --            $257

Year ended December 31, 1998:
  Allowance for Doubtful Accounts.........     $257          871                       713(1)      $415

---------------

(1) Accounts deemed to be uncollectible and written off during the year.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Security First Technologies Corporation:

     Under date of February 4, 1999, we reported on the consolidated balance sheets of Security First Technologies Corporation and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1998, which are included in the December 31, 1998 annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule listed under Item 14(a) in the December 31, 1998 annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                              KPMG LLP

Atlanta, Georgia
February 4, 1999